EXHIBIT  21

                         SUBSIDIARIES OF THE REGISTRANT

Omega Metals, Inc., the Company's wholly-owned subsidiary, is a Florida corporation.

Zonecabling.com, Inc., the Company's wholly-owned subsidiary, is a Florida corporation.